CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 28, 2025, relating to the financial statements and financial highlights of Bahl & Gaynor Income Growth ETF, a series of ETF Series Solutions, which are included in Form N-CSR for the year ended December 31, 2024, and to the references to our firm under the headings “Questions and Answers”, “Summary Comparison of the Funds”, “Appendix B- Financial Highlights” and “Other Service Providers” in the Combined Proxy Statement and Prospectus

/s/ Cohen & Company, Ltd
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
August 21, 2025